4
1
<SROS>NYSE
<REPORTING-OWNER>
  0001159782
  xops3j*g
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  PARK PLACE ENTERTAINMENT CORPORATION
  0001070794
  <IRS-NUMBER>88-0400631
</SUBJECT-COMPANY>
<PERIOD>10/09/02
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   GALLAGHER, THOMAS E.
   3930 HOWARD HUGHES PARKWAY


   LAS VEGAS, NEVADA  89109
2. Issuer Name and Ticker or Trading Symbol
   PARK PLACE ENTERTAINMENT CORPORATION (PPE)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   10/9/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President, Chief Executive
   Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  10/09/02    P        25,000        A  $6.38000     295,479        D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $10.49982                                                                               05/07/07
(right to buy)
Non-Qualified Stock Option     $11.22726                                                                               01/21/08
(right to buy)
Non-Qualified Stock Option     $11.91000                                                                  05/11/01     05/11/11
(right to buy)
Non-Qualified Stock Option     $12.43750                                                                               11/09/10
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option               Common Stock                   250,000                   250,000       D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   62,600                    62,600        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   259,310                   259,310       D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   2,000,000                 2,000,000     D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ GALLAGHER, THOMAS E.
DATE 10/09/02